Exhibit 99.1

NEWS RELEASE Dayton, OH July 24, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

THURSDAY, JULY 24, 2003

MTC TECHNOLOGIES, INC. REPORTS RECORD QUARTERLY REVENUE

AND 30% INCREASE IN OPERATING INCOME

Record 2nd Quarter Revenue Reflects 43% Organic Growth

DAYTON, OH, July 24—MTC Technologies, Inc.(Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported results for the quarter ended June 30, 2003.

Quarterly Financial Highlights (2nd quarter ‘03 compared to 2nd quarter ’02):

•	2nd quarter revenues increased 56.9% to $42.6 million, an increase of $15.4 million
•	2nd quarter operating income increased 30.5% to $4.6 million, an increase of $1.1 million
•	EBITDA increased 31.9% to $4.8 million, an increase of $1.2 million
•	Diluted earnings per share at $0.22 for the 2nd quarter of 2003 compared to pro forma diluted earnings per share of $0.15 and reported diluted earnings per share of $0.58 for the second quarter of 2002
•	Funded backlog at $152 million at June 30, 2003 versus $105 million at June 30, 2002

Tables reconciling non-GAAP financial measures, such as EBITDA and pro forma diluted earnings per share, to the applicable GAAP measures are included below.

2nd Quarter Results:

Raj Soin, Founder and Chairman of the Board commented on the 2nd quarter results by noting, “We are extremely pleased with the continuation of our record of strong organic growth combined with excellent returns on revenue and investment. And the outlook for future growth has been enhanced by our team’s great performance on winning new business, such as:

•	A 6 year task order with a potential for $200 million to develop and install a solid-state digital video recorder for F-16 aircraft.
•	A 6 year task order with a potential value of $47.7 million to upgrade the MH-53J helicopter fleet to a modernized M-53M configuration.

•	A 4 year task order with a potential value of $4.5 million to provide Advisory and Assistance Services to help meet North American Air Defense requirements by supporting the Atmospheric Early Warning System family of early warning radars, radar processors, and associated equipment.”

Revenues of $42.6 million for the quarter ended June 30, 2003, reflected a 56.9% increase over the $27.1 million recorded in the same period of 2002. Organic growth of 43.4% amounted to $11.8 million of the $15.4 million increase in revenues, and the remaining $3.6 million of revenue growth, or 13.4%, came from the company’s acquisition in the fourth quarter of 2002. Gross profit of $7.2 million for the quarter ended June 30, 2003, reflected a $1.8 million increase over the $5.4 million recorded in the same period of 2002, primarily as a result of the increase in revenue. Gross profit as a percentage of revenue decreased to 16.9% from 19.8% in the same period of 2002. This decrease in gross margin percentage is in line with the Company’s expectations and is primarily attributable to the previously forecasted increase in the use of subcontractors. Margins on subcontractor-based revenues are typically lower than the margins on our direct work. Operating income for the quarter increased 30.5% to $4.6 million, compared to $3.5 million recorded in the quarter ended June 30, 2002. The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses and intangible asset amortization. Although higher in absolute dollars, general and administrative expenses decreased from 6.7% of revenue for the second quarter of 2002 to 5.8% of revenue in the second quarter of 2003.

Net income for the quarter ended June 30, 2003 was approximately $2.8 million, a 44.0% increase over second quarter 2002 pro forma net income of approximately $2.0 million and a 52.1% decrease from second quarter 2002 reported net income of approximately $5.9 million. Fully diluted earnings per share for the second quarter of 2003 were $0.22 compared to pro forma diluted earnings per share of $0.15 and reported fully diluted earnings per share of $0.58 and for the second quarter of 2002.

The comparability of income tax expense, net income, and earnings per share for the second quarters of 2003 and 2002 was affected by the following significant items:

•	income tax expense being recorded in the second quarter of 2003 and not in 2002 (by virtue of the company being an S-corporation until June 28, 2002);
•	non-cash deferred income tax benefit of $2.6 million recorded in the second quarter of 2002, when the company changed its S corporation status to a C corporation status; and
•	the increase in average basic and diluted shares resulting from MTCT’s initial public offering, which closed in July, 2002.

In order to depict income tax expense, net income, and diluted earnings per share on a more directly comparable basis, the following table shows these items as reported and on a pro forma basis, assuming a 40% effective tax rate and the same weighted average diluted shares during the three month period ended June 30, 2003:

	Three months ended June 30, 2003 As reported	Three months ended June 30, 2002 As reported	Pro forma Adjustments	Three months ended June 30, 2002 Pro forma
	(in thousands except per share amounts)
Income before income taxes	$4,689	$3,287	—	$3,287
Income tax (expense) benefit	(1,850)	2,644	(3,959)	(1,315)

Net income	$2,839	$5,931	$(3,959)	$1,972

Weighted average diluted shares outstanding	13,138	10,155	2,983	13,138

Diluted earnings per share	$0.22	$0.58		$0.15

Michael Solley, President and Chief Executive Officer of MTCT stated, “I am extremely pleased with MTCT’s second quarter results. For the fifth consecutive reporting quarter, we achieved double-digit organic growth in revenue, operating income and EBITDA. We remain on track with our expectations and goals. In our last quarterly announcement, I stated that we expected business awards in the second quarter to be strong and we won several important tasks this quarter, two of which were for very significant amounts.”

Year-to-date June 30, 2003 Highlights:

•	Revenues for the six months ended June 30, 2003 increased 54.3% to $78.7 million, an increase of $27.7 million from the same period in 2002. Organic growth of 42.4% amounted to $21.6 million of the $27.7 million increase in revenues.
•	Gross profit for the six months ended June 30, 2003 increased 43.3% to $13.5 million, an increase of $4.1 million from the same period in 2002. Gross profit as a percentage of revenue decreased to 17.2% from 18.5% in the same period of 2002, primarily attributable to the previously forecasted increase in the use of subcontractors.
•	Operating income of $8.4 million for the six months ended June 30, 2003 increased 52.9% from the pro forma operating income of $5.5 million recorded in the same period of 2002 (excluding the non-cash stock compensation expense recognized in March, 2002 of $5.2 million).
•	EBITDA increased 53.7% to $8.9 million, an increase of $3.1 million (excluding the non-cash stock compensation expense recorded in March, 2002 of $5.2 million).
•	Net income for the six months ended June 30, 2003 was approximately $5.2 million, a $2.1 million increase over 2002 pro forma net income of approximately $3.1 million and a $2.7 million increase from the reported net income of approximately $2.5 million for the six months ended June 30, 2002.
•	Fully diluted earnings per share for the six months ended June 30, 2003 were $0.40 compared to pro forma diluted earnings per share of $0.23 and reported fully diluted earnings per share of $0.25 for the six months ended June 30, 2002.

Tables reconciling non-GAAP financial measures, such as EBITDA, pro-forma operating profit, net income and diluted earnings per share, to the applicable GAAP measures are included below.

The comparability of operating income, income (loss) before income taxes, income tax benefit (expense), net income, and earnings per share for the six months ended June 30,2003 and 2002 was affected by the following significant items:

•	the $5.2 million non-cash stock compensation expense recorded in March, 2002;
•	non-cash deferred income tax benefit of $2.6 million recorded in June, 2002, when the company changed its S corporation status to a C corporation status;
•	income tax expense being recorded for the six months ended June 30, 2003 and not during the six months ended June 30, 2002 (by virtue of the company being an S-corporation until June 28, 2002); and
•	the increase in basic and diluted shares resulting from MTCT’s initial public offering, which closed in July, 2002.

In order to depict operating income, income (loss) before income taxes, income tax benefit (expense), net income, and diluted earnings per share on a more directly comparable basis, the following table shows these items as reported and on a pro forma basis, assuming a 40% effective tax rate and the same weighted average diluted shares during the six month period ended June 30, 2003:

	Six months ended June 30, 2003 As reported	Six months ended June 30, 2002 As reported	Pro forma Adjustments	Six months ended June 30, 2002 Pro forma
	(in thousands except per share amounts)
Operating income	$8,433	$300	$5,215	$5,515
Income (loss) before income taxes	8,584	(117)	5,215	5,098
Income tax (expense) benefit	(3,390)	2,644	(4,683)	(2,039)
Net income	$5,194	$2,527	$532	$3,059

Weighted average diluted shares outstanding	13,127	10,013	3,114	13,127

Diluted earnings per share	$0.40	$0.25		$0.23

Company Guidance:

Executive Vice President & CFO, David Gutridge stated: “Our operations team’s success in winning new business continued in the second quarter as they brought in several significant tasks. The business development and operations teams continue to excel, and we have recently added additional high caliber personnel to reinforce an already excellent management team. MTCT remains extremely well positioned for continued growth throughout 2003 by virtue of our work in the critical areas of sustainment and modernization related to our nation’s defense systems and intelligence activities.” The table below summarizes the guidance ranges for the third quarter of 2003 and year-end 2003.

	All amounts except earnings per share in (000’s)

	Revenue	Net Income	Earnings per share	Est. Avg. Share
Third Quarter 2003	$45,000 -$48,000	$3,000 - $3,200	$0.23 - $0.24 Basic	13,110
			$0.23 - $0.24 Diluted	13,134

Full Year 2003	$166,000 -$171,000	$11,400 - $11,900	$0.87 - $0.91 – Basic	13,058
			$0.87 - $0.91 – Diluted	13,129

2nd Quarter Conference Call:

The company will conduct a conference call today at 11:00 a.m. ET to discuss its second quarter and six months ended June 30, 2003, results, and the outlook for the remainder of 2003. To obtain the dial-in number, please call our Investor Relations contact at 312-640-6779. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 15 days.

MTCT, through its wholly-owned subsidiaries, provides engineering, technical and management services to the federal government and employs approximately 1,100 people in 20 locations. MTCT’s principal subsidiary, Modern Technologies Corp., was founded in 1984 and, together with MTCT, is headquartered in Dayton, OH. MTCT is a Nasdaq listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTCT, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	June 30, 2003	December 31, 2002
Current assets	$66,649	$58,605
Current liabilities	23,916	21,710
Working capital	42,733	36,895
Accounts receivable	33,865	30,638
Total bank debt	—	—
Stockholders’ equity	55,503	49,778
Total assets	$79,419	$71,488

•	Current assets at June 30, 2003 include a cash and cash equivalents balance of approximately $24.2 million.
•	Days Sales Outstanding (DSOs) in accounts receivable at June 30, 2003, and December 31, 2002 were as follows:

	As of June 30, 2003	As of December 31, 2002
Accounts receivable	67 days	73 days
Cost and estimated earnings in excess of billings on uncompleted contracts	7 days	6 days
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—

Total Days Sales Outstanding	74 days	79 days

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended June 30, 2003	Three months ended June 30, 2002	Six months ended June 30, 2003	Six months ended June 30, 2002
Net income	$2,839	$5,931	$5,194	$2,527
Income tax expense (benefit)	1,850	(2,644)	3,390	(2,644)
Net interest (income) expense	(76)	249	(151)	417
Depreciation and amortization	220	128	439	259
Stock compensation expense	—	—	—	5,215

EBITDA, excluding non-cash stock compensation expense	$4,833	$3,664	$8,872	$5,774

EBITDA, including non-cash stock compensation expense	$4,833	$3,664	$8,872	$559

EBITDA as defined represents income before income taxes, net interest (income) expense, depreciation, and amortization. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities. The company believes that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows generated from operations.

MTC Technologies, Inc.

Condensed Consolidated Statements of Operations

(Dollars in Thousands Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue	$42,565	$27,134	$78,674	$50,991
Gross profit	7,184	5,365	13,527	9,440
General and administrative expenses, excluding stock compensation expense	2,453	1,829	4,857	3,925
Stock compensation expense	—	—	—	5,215
Intangible asset amortization	118	—	237	—
Operating income	4,613	3,536	8,433	300
Net interest income (expense)	76	(249)	151	(417)
Income (loss) from before income tax (expense) benefit	4,689	3,287	8,584	(117)
Income tax (expense) benefit	(1,850)	2,644	(3,390)	2,644
Net income	$2,839	$5,931	$5,194	$2,527

Basic earnings per share	$0.22	$0.59	$0.40	$0.25
Diluted earnings per share	$0.22	$0.58	$0.40	$0.25

Weighted average common shares outstanding:
Basic	13,095,416	9,972,559	13,005,597	9,930,255
Diluted	13,137,871	10,155,328	13,127,131	10,013,349

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
David Gutridge	Analyst Inquiries:
EVP & Chief Financial Officer	Lisa Fortuna
937/252-9199	312/640-6779
david.gutridge@mtctechnologies.com	lfortuna@webershandwick.com